INDEPENDENT AUDITORS' CONSENT



         We consent to the incorporation by reference in Registration Statements (Form S-8 Nos. 333-74369 and 333-74161) of Skibo Financial Corp., of our report dated April 21, 2003, relating to the consolidated statements of financial condition of Skibo Financial Corp. and subsidiaries as of March 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the years then ended, which report is included in the March 31, 2003 Annual Report on Form 10-KSB of Skibo Financial Corp.

/s/Stokes & Hinds, LLC

Stokes & Hinds, LLC
Pittsburgh, Pennsylvania
June 24, 2003